Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sunoco Logistics Partners L.P. for the registration of an aggregate $500,000,000 of equity securities of Sunoco Logistics Partners L.P. (as issuer of common units representing limited partnership interests) and debt of Sunoco Logistics Partners Operations L.P. (as issuer of debt securities), and to the incorporation by reference therein of our reports dated February 14, 2003, with respect to the financial statements of Sunoco Logistics Partners L.P. and the parent-company-only balance sheet of Sunoco Partners LLC included in Sunoco Logistics Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 10, 2003